Exhibit 99.1

PRESS RELEASE

02/05/15

Carlisle Companies Reports Record Income from Continuing Operations for the Full Year 2014 of $251.7 Million on Record Full Year Net Sales of $3.20 Billion

Reports $0.81 Earnings Per Share from Continuing Operations for the Fourth Quarter 2014

CHARLOTTE, NORTH CAROLINA, February 5, 2015 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $790.0 million for the quarter ended December 31, 2014, a 9.1% increase from $724.0 million in the fourth quarter 2013.  Organic sales growth was 6.0%.  The acquisition of LHi Technology (“LHi”) reported in the Carlisle Interconnect Technologies (CIT) segment contributed 3.6% to sales in the fourth quarter.  The negative impact on net sales from fluctuations in foreign exchange was 0.5%.

Income from continuing operations in the fourth quarter 2014 declined 12% to $53.2 million, or $0.81 per diluted share, compared with $60.2 million, or $0.92 per diluted share, in the fourth quarter 2013, reflecting higher costs at Carlisle Construction Materials (CCM), lower net sales and EBIT (earnings before interest and income taxes) at Carlisle Brake & Friction (CBF) and a higher effective tax rate in the fourth quarter of 2014 versus the prior year.

For the full year 2014, Carlisle reported record net sales from continuing operations of $3.20 billion, an 8.9% increase from $2.94 billion for the prior year.  Higher net sales in 2014 reflected organic sales growth of 7.9% and acquired growth of 0.9%.   For the full year 2014, Carlisle reported record income from continuing operations of $251.7 million, or $3.83 per diluted share, a 7.0% increase over income of $235.2 million, or $3.61 per diluted share, in 2013.  Results for 2013 include a tax benefit of $11.8 million, or $0.18 per diluted share, from the release of a deferred tax liability from an election in a foreign jurisdiction.

All financial and percentage comparisons in our fourth quarter reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman and CEO, said, “As we previously announced, our results for the fourth quarter 2014 were not as strong as expected.  Nevertheless, 2014 was an outstanding year for Carlisle as we achieved record sales, EBIT and net earnings.  In addition, our working capital as a percent of sales improved 90 bps to 17.8%, moving closer to our 15% goal.

“During 2014, we also continued our transformation into becoming a manufacturer of high margin products with the October 1, 2014 acquisition of LHi, which supplies products to the medical technology market, and our pending acquisition of the Liquid Finishing Brands business from

Graco Inc. (NYSE:GGG).  We anticipate completing the Liquid Finishing Brands acquisition by the end of the first quarter of 2015.  These acquisitions, combined with our organic growth initiatives, move us closer to our long term strategic goals.

“For the full year 2014, Carlisle Construction Materials (CCM) achieved record sales of $1.94 billion, an 8.9% increase over the prior year.  The sales momentum we achieved throughout the year slowed in November and December, primarily impacted by the early onset of winter conditions compounded by lower than expected demand.  CCM’s EBIT growth for the full year 2014 of 1.8% versus the prior year was negatively impacted by lower selling price and higher costs for plant startup, as well as higher freight and other operating costs. Despite lower than expected sales growth in the fourth quarter, we remain very positive about the outlook for 2015 on the strength of the commercial construction market, an expected tailwind from lower raw material costs and the timely investments we have  made in TPO (thermoplastic polyolefin), PVC (polyvinyl chloride) and Polyiso (foam board) capacity to meet growing market demand.

“Carlisle Interconnect Technologies (CIT) achieved exceptional performance in 2014 with record sales of $669.1 million, a 16% increase over the prior year, and record EBIT of $132.2 million, a 48% increase over the prior year. EBIT margin grew 430 basis points to 19.8% reflecting excellent sales leverage and execution of the Carlisle Operating System.  The acquisition of LHi broadens CIT’s product offerings in the highly engineered medical technology market.  We expect 2015 to be another record year for CIT as it continues to benefit from strong demand in the aerospace market, ramps up production at our new Nogales, Mexico, facility and expands its offerings in the medical connectivity market.

“Sales at Carlisle Brake & Friction (CBF) of $355.3 million for the full year 2014 grew a modest 1.5% versus the prior year, reflecting continued softness in the mining markets and a weakening of the agriculture market in the second half of the year.  CBF’s EBIT declined in 2014 on lower selling price, higher operating costs and $1.2 million in staff reduction costs. We expect the agriculture and mining markets to remain weak in 2015.  While we anticipate limited sales growth in 2015, CBF’s EBIT is expected to improve as a result of its cost alignment actions.

“In 2014, Carlisle FoodService Products (CFS) achieved record EBIT of $29.6 million, a 9.6% increase over the prior year on a 2.3% increase in sales.  EBIT margin improved by 80 bps to 12.1% reflecting continued focus on operating improvements.  We expect sales growth in 2015 in line with U.S. GDP growth and continued EBIT improvement.

“We ended the year with $731 million in cash on hand.  We used our strong cash flow to invest $119 million in our businesses in 2014, completing a new PVC plant in Greenville, IL, adding a new TPO facility in Carlisle, PA, and building a new plant for CIT’s aerospace applications in Nogales, Mexico.  We expect to fund the $590 million acquisition of the Liquid Finishing Brands business with our available cash.  Following the acquisition, we expect to have ample liquidity from our cash flow generation and our revolving credit facility to continue investing in our businesses, to pursue additional acquisitions and to return capital to shareholders.”

Roberts concluded by stating, “As previously noted, the actions taken in 2014 mark a significant transformation at Carlisle that began seven years ago, when we started progressing from a company with a significant portion of our revenue being generated by low margin commodity products, to where we are today as a manufacturer of high margin, highly engineered products.

We look to improve performance in 2015 as we plan for organic sales growth in the mid-to-high single digit percent range with continued EBIT and EBIT margin improvement. We expect the acquisition of Liquid Finishing Brands, as the new Carlisle Fluid Technologies (CFT) segment with annual sales of approximately $275 million, to be accretive to our net earnings in 2015.  We are planning for capital expenditures of approximately $100 million in 2015.  We are well on our way to meeting our long term goals with the transformational steps we have taken.”

Segment Results for Fourth Quarter 2014

Carlisle Construction Materials (CCM):  Net sales in the fourth quarter 2014 grew 5.1% to $463.2 million, reflecting organic sales growth of 5.5% primarily due to higher sales volume of roofing systems and polyiso applications, partially offset by a 0.4% negative impact from fluctuations in foreign exchange.  CCM’s selling price in the fourth quarter declined slightly versus the prior year on higher rebate levels.  In addition, CCM’s sales growth in the fourth quarter was negatively impacted in part by the early onset of winter weather in much of the U.S.  EBIT margin declined 250 bps to 12.7%, primarily reflecting plant startup and product line closing expense in the fourth quarter of $4.3 million, versus plant startup expense of $0.9 million in the prior year, lower selling price due to rebate volumes, negative foreign exchange impact from the stronger U.S. dollar, higher freight expense and other higher operating costs.  EBIT margin also declined in the fourth quarter 2014 versus the prior year due to the non-recurrence of a $1.6 million gain in the prior year on the sale of its exited facility in Kent, WA, and a $1.9 million gain in the prior year on the sale of solar inventory that had previously been determined to be obsolete.

Carlisle Interconnect Technologies (CIT): Net sales in the fourth quarter 2014 grew 34% to $191.6 million, reflecting organic growth of 16% and acquisition growth of 18%. The acquisition of LHi contributed $26.1 million in net sales.  Sales in CIT’s aerospace market were up 18%. Sales to the military and test and measurement markets were up 10% and 48%, respectively. Sales to the industrial market were down 11%.  CIT’s EBIT margin improved 70 basis points to 17.5%, primarily driven by higher sales volume and savings from the Carlisle Operating System.  These positive impacts were partially offset by $2.4 million in costs related to the acquisition of LHi.  Included in acquisition related costs was $0.8 million in transaction related expenses and $1.6 million of additional costs of goods sold related to the fair valuation of acquired inventory.

Carlisle Brake & Friction (CBF): Net sales in the fourth quarter of 2014 declined 5.2% to $76.2 million, reflecting 2.5% lower sales volume and a 2.7% negative impact on sales from foreign exchange rate fluctuations.  Sales in the agriculture and mining markets declined by 32% and 18%, respectively, partially offset by increased sales into the construction market of 14%.  Demand in the agriculture and mining markets declined more significantly in the fourth quarter on lower commodity prices and slowing global demand.  CBF’s EBIT margin during the fourth quarter decreased 520 basis points to 0.9%, primarily due to lower sales volume, negative foreign exchange impact from the stronger U.S. dollar, and $1.1 million in inventory write-downs.  During the fourth quarter 2014, CBF incurred $0.9 million in severance expense from staffing reductions.  CBF incurred $0.1 million in plant restructuring costs for the closure of our Akron, OH facility, as compared to plant restructuring costs of $0.9 million in the prior year.

Carlisle FoodService Products (CFS): Net sales in the fourth quarter 2014 decreased by 1.5% to $59.0 million, primarily reflecting lower selling price.  Sales into the healthcare market declined by 8% on lower equipment orders.  This decline was partially offset by sales growth in the janitorial/sanitation market of 3%. Sales into the foodservice market were relatively level reflecting higher domestic foodservice market growth offset by lower international sales.  CFS’ EBIT margin during the fourth quarter 2014 declined 130 basis points to 11.4%, primarily reflecting lower selling price and lower overhead absorption from inventory reduction efforts.

Cash Flow

Cash flow provided from operations of $295.9 million for 2014 declined by $118.8 million versus the prior year period primarily reflecting the disposition of the Transportation Products business on December 31, 2013 and higher cash used for working capital in 2014 versus 2013.  Cash used for working capital in 2014 of $50.4 million compared to cash provided by working capital of $48.0 million in 2013.  Cash was used in 2014 for working capital due to higher organic sales and production activity from higher demand in the fourth quarter of 2014 compared to the prior year.   Cash provided by working capital in 2013 also benefitted from inventory reduction efforts at the divested Carlisle Transportation Product business.

During 2014, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) improved to 17.8%, as compared to 18.7% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations), was $177.1 million for 2014, a decrease of $126.8 million versus the prior year.  Capital expenditures of $118.8 million in 2014 were $8.0 million higher than the prior year.  Included in capital expenditures in 2014 were investments in the construction of a new 216,000 square foot facility by CIT in Nogales, Mexico, and completion of a new TPO facility by CCM in Carlisle, PA.  During 2014, we used $194.0 million in cash to acquire LHi for Carlisle Interconnect Technologies.

During 2014, we increased our annual dividend paid to shareholders by 12% to $0.94 per share, our 38th year of consecutive dividend increases.  As of December 31, 2014, we had $730.8 million cash on hand and $600 million of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss fourth quarter 2014 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.2 billion in net sales in 2014, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions except share and per share amounts)	2014	2013	2014	2013

Net Sales	$790.0	$724.0	$3,204.0	$2,943.0

Cost and expenses:
Cost of goods sold	594.3	538.2	2,384.5	2,197.4
Selling and administrative expenses	97.0	88.2	379.0	353.7
Research and development expenses	8.8	7.5	33.8	29.3
Other (income) expense, net	0.9	(2.3)	(1.6)	(4.2)

Earnings before interest and income taxes	89.0	92.4	408.3	366.8

Interest expense, net	8.5	8.4	32.2	33.8
Earnings before income taxes from continuing operations	80.5	84.0	376.1	333.0

Income tax expense	27.3	23.8	124.4	97.8
Income from continuing operations	53.2	60.2	251.7	235.2

Discontinued operations
Loss before taxes	(0.2)	(2.0)	(2.1)	(60.5)
Income tax benefit	—	(11.5)	(1.7)	(35.0)
Income (loss) from discontinued operations	(0.2)	9.5	(0.4)	(25.5)
Net income	$53.0	$69.7	$251.3	$209.7

Basic earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$0.81	$0.94	$3.89	$3.69
Income (loss) from discontinued operations	0.01	0.15	—	(0.40)
Basic Earnings per share	$0.82	$1.09	$3.89	$3.29

Diluted earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$0.81	$0.92	$3.83	$3.61
Income (loss) from discontinued operations	0.00	0.15	(0.01)	(0.39)
Diluted earnings per share	$0.81	$1.07	$3.82	$3.22

Average shares outstanding - in thousands
Basic	64,517	63,629	64,170	63,471
Diluted	65,698	65,071	65,304	64,806

Dividends declared and paid	$16.2	$14.1	$61.2	$53.7
Dividends declared and paid per share	$0.25	$0.22	$0.94	$0.84

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$53.0	$59.9	$249.9	$234.0
Net income	$52.8	$69.4	$249.5	$208.6

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Twelve Months Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(in millions, except percentages)	2014	2013	Amount	Percent	2014	2013	Amount	Percent

Net Sales

Carlisle Construction Materials	$463.2	$440.7	$22.5	5.1%	$1,935.4	$1,776.5	$158.9	8.9%
Carlisle Interconnect Technologies	191.6	143.0	48.6	34.0	669.1	577.7	91.4	15.8
Carlisle Brake & Friction	76.2	80.4	(4.2)	(5.2)	355.3	350.0	5.3	1.5
Carlisle FoodService Products	59.0	59.9	(0.9)	(1.5)	244.2	238.8	5.4	2.3
Total	$790.0	$724.0	$66.0	9.1%	$3,204.0	$2,943.0	$261.0	8.9%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$58.8	$67.0	$(8.2)	(12.2)%	$268.8	$264.0	$4.8	1.8%
Carlisle Interconnect Technologies	33.5	24.0	9.5	39.6	132.2	89.4	42.8	47.9
Carlisle Brake & Friction	0.7	4.9	(4.2)	(85.7)	26.8	33.5	(6.7)	(20.0)
Carlisle FoodService Products	6.7	7.6	(0.9)	(11.8)	29.6	27.0	2.6	9.6
Corporate	(10.7)	(11.1)	0.4	3.6	(49.1)	(47.1)	(2.0)	(4.2)
Total	$89.0	$92.4	$(3.4)	(3.7)%	$408.3	$366.8	$41.5	11.3%

EBIT Margins

Carlisle Construction Materials	12.7%	15.2%			13.9%	14.9%
Carlisle Interconnect Technologies	17.5	16.8			19.8	15.5
Carlisle Brake & Friction	0.9	6.1			7.5	9.6
Carlisle FoodService Products	11.4	12.7			12.1	11.3
Corporate	(1.4)	(1.5)			(1.5)	(1.6)
Total	11.3%	12.8%			12.7%	12.5%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in millions except share and per share amounts)	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$730.8	$754.5
Receivables, net of allowance of $4.8 in 2014 and $3.3 in 2013	439.2	399.6
Inventories	339.1	298.8
Deferred income taxes	35.4	35.7
Prepaid expenses and other current assets	67.0	46.4
Total current assets	1,611.5	1,535.0

Property, plant, and equipment, net of accumulated depreciation	547.3	497.2

Other assets:
Goodwill, net	964.5	858.7
Other intangible assets, net	611.7	579.8
Other long-term assets	23.7	22.3
Total other assets	1,599.9	1,460.8

TOTAL ASSETS	$3,758.7	$3,493.0

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$198.0	$187.0
Accrued expenses	176.3	172.0
Deferred revenue	17.9	17.4
Total current liabilities	392.2	376.4

Long-term liabilities:
Long-term debt	749.8	751.0
Deferred revenue	151.1	143.6
Other long-term liabilities	260.6	235.9
Total long-term liabilities	1,161.5	1,130.5

Shareholders' equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 64,691,059 oustanding in 2014 and 63,658,777 outstanding in 2013	78.7	78.7
Additional paid-in capital	247.8	201.1
Deferred Compensation - Equity	6.0	3.0
Cost of shares in treasury - 13,723,201 shares in 2014 and 14,761,481 shares in 2013	(200.1)	(209.5)
Accumulated other comprehensive loss	(61.8)	(31.5)
Retained earnings	2,134.4	1,944.3
Total shareholders' equity	2,205.0	1,986.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,758.7	$3,493.0

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2014	2013

Operating activities
Net income	$251.3	$209.7
Reconciliation of net income to cash flows from operating activities:
Depreciation	64.7	75.4
Amortization	39.3	38.5
Non-cash compensation, net of tax benefit	3.3	11.9
Gain on sale of businesses	—	(6.2)
Gain on sale of property and equipment, net	(0.9)	(1.3)
Impairment of assets	—	100.3
Deferred taxes	(9.9)	(61.7)
Foreign exchange (gain) loss	(2.0)	0.1
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(18.1)	8.4
Inventories	(27.7)	35.6
Prepaid expenses and other assets	(5.5)	11.1
Accounts payable	(5.1)	(20.6)
Accrued expenses and deferred revenues	14.5	12.6
Long-term liabilities	(8.5)	0.9
Other operating activities	0.5	—
Net cash provided by operating activities	295.9	414.7

Investing activities
Capital expenditures	(118.8)	(110.8)
Acquisitions, net of cash	(194.0)	—
Proceeds from sale of property and equipment	5.3	11.9
Proceeds from sale of businesses	9.7	369.0
Net cash provided by (used in) investing activities	(297.8)	270.1

Financing activities
Repayments of long-term debt	(1.5)	(1.5)
Debt issuance costs	—	(0.6)
Acquisition date value of contingent consideration settled	—	(5.2)
Dividends	(61.2)	(53.7)
Proceeds from issuance of treasury shares and stock options, net	42.5	19.5
Net cash used in financing activities	(20.2)	(41.5)

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(1.3)
Change in cash and cash equivalents	(23.7)	642.0
Cash and cash equivalents
Beginning of period	754.5	112.5
End of period	$730.8	$754.5